Exhibit 99.1

News Announcement

For more information contact:

Omar Choucair

Chief Financial Officer

DG

972/581-2000

JoAnn Horne

Market Street Partners

415/445-3233

DG NAMES CHIEF MARKETING OFFICER

AND CHIEF TECHNOLOGY OFFICER

Industry Veterans Bring Experience From HP, Adobe

Dallas, TX , July 6, 2012 —  DG (NASDAQ:DGIT), the world’s leading ad management and distribution platform today announced that it has named Ricky Liversidge Chief Marketing Officer and Noam Sharon Chief Technology Officer, both newly created positions. They will report to Neil Nguyen, President and CEO of DG.

Liversidge joins DG following seventeen years with Adobe, where most recently he was VP of Product Marketing for Media Solutions. As Chief Marketing Officer he will head DG’s efforts to bring its integrated campaign management platform to advertisers around the world. He will assume responsibilities for all of product, marketing and corporate communications.

Sharon was most recently Vice President of Business Technology Optimization for HP, his latest role in over 30 years of software product development.  At DG he will lead the Company’s global R&D efforts as Chief Technology Officer, as well as serve as GM of DG’s Israeli site, where he will be based.

“One of my priorities since we launched our strategy to establish the industry’s first cross platform campaign management solution has been identifying experienced executives to drive our global vision,” said Neil Nguyen.  “With the addition of Noam Sharon and Ricky Liversidge, who join Andy Ellenthal, named EVP of Global Sales and Operations in April, I couldn’t be more enthused about the technological expertise and documented achievements of the team we have in place.  We are now focused on leveraging our unique positioning as the only independent ad delivery platform, and executing on the tremendous opportunity in front of us.”

“I am very impressed with DG’s core operating assets, as I believe the Company is ideally situated in the middle of the ongoing advertising evolution which I have seen firsthand at Adobe,” said Ricky Liversidge. “As advertisers look for new, effective ways to engage with audiences across television and online, I am very excited to join DG to help drive the visibility and adoption of the unique platform the Company has developed.”

In commenting on his appointment, Noam Sharon said, “This is a compelling time to join DG in a technology leadership position, working with customers to build and execute against a product roadmap that will increase their advertising opportunity and results.  The DG market leading position in ad management and distribution across both TV and Online, combined with the highly talented and motivated R&D teams in place, is a great recipe for innovation in this fast evolving market.”

As part of the reorganization, Gal Trifon, Chief Digital Officer and former CEO of MediaMind which DG acquired in July 2011, has notified the Company that he will resign effective December 31, 2012.  As the initial integration of the businesses is largely complete Gal looks to pursue his own professional and personal interests, after devoting the rest of the year to insuring the smooth transition of his responsibilities to the new team.

Gal Trifon commented, “The past year has been truly satisfying as we have begun to execute on the vision we laid out for DG and MediaMind together.  This is the right time to begin to transition to my next opportunity. I am committed to using the balance of my time to insure the Company remains on track with its product roadmap, and I look forward to working with Noam and Ricky.”

About DG

DG connects over 11,000 global advertisers and agencies with their targeted audiences through an expansive network of over 6,000 television broadcast stations and over 11,500 web publishers in 75 countries. The Company’s television division utilizes best-in-class network and content management technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. The Company’s online division, MediaMind, allows marketers to benefit from optimized management of online advertising campaigns while maximizing data driven advertising. For more information, visit www.DGit.com.